UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2013

DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Copies to:

Peter DiChiara, Esq.
SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Compensatory Arrangements of Certain Officers.

On June 11, 2013, effective as of March 11, 2013 (the “Effective Date”) , Dais Analytic Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with Ms. Joyce Conner-Boyd (the “Executive”) in connection with her appointment as Chief Operating Officer. The term (the "Term") of the Agreement shall initially be for one year until March 11, 2014 but shall be automatically renewed on each anniversary of the Effective Date for an additional year unless either the Company or the Executive delivers a written termination at least 60 days before any anniversary.

Executive shall receive a salary of $120,000 per annum payable in twelve equal monthly installments pursuant to Company’s payroll practices. After the completion of an offering of the Company’s common stock greater than $2 million to an investor who, at the time of the investment, does not own or control shares in the Company, Executive’s salary shall be increased to $160,000 per annum.

The Agreement provided that within ninety days of the Effective Date, the Company shall grant Executive, pursuant to the terms and conditions of Company’s 2009 Incentive Compensation Plan (the "2009 Plan"), an option to purchase up to 1,250,000 shares of Company’s common stock. Such option was granted on June 11, 2013 at $0.16 per share, the fair market value of Company’s common stock on the date of the option grant, as determined in accordance with the terms of the 2009 Plan.  An option to purchase 312,500 shares of the Company’s common stock shall vest on the Effective Date with the remaining options to purchase 937,500 shares of the Company’s common stock vesting ratably over a three year period on the first, second and third anniversary of the Effective Date provided Executive is employed by Company on each vesting date.

If the Executive’s employment is terminated (i) by the Company, without Cause (as defined in the Agreement) or terminated for other similar reasons described in the Agrrement, or (ii) by the Executive for Good Reason (as defined in the Agreement), the Executive will be entitled to receive 50% the Executive’s then-current annual base salary, in equal payments over six months, and immediate vesting of the Executive’s stock options pursuant to the terms and conditions of the 2009 Plan.

The Executive shall be eligible for benefits made available to the Company’s other employees, including, but not limited to, medical, dental, disability insurance and other employee benefit plans and programs. The Agreement contains standard provisions related to non-competition, non-solicitation and confidentiality. The Executive shall report to the Company’s President and Chief Executive Officer. The foregoing summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated June 11, 2013 by and between Dais Analytic Corporation and Joyce Conner-Boyd

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: June 14, 2013	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President